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                                                                    Exhibit 99.1

                  Workstream Inc. Secures $1.4 Million in Financing

             Crestview Funds invest in Workstream's growth strategy

Ottawa, CANADA, June 28, 2002 - Workstream Inc. (NASDAQ - WSTM) - a leading provider of Human Capital Management (HCM) Web-enabled solutions and professional services - announced today the second closing of its Series A Preferred Debt investment round, bringing the total amount of the round to $2.9 million. This latest investment was led through Chicago-based Crestview Capital Funds.

"We are very fortunate to have Crestview Funds invest in Workstream," said Michael Mullarkey, CEO, Workstream, because certain principals and advisors of Crestview have significant operating experience in our space." The investment community recognizes and supports Workstream's business model and commitment to aggressive growth in Human Capital Management. Our securing financing in these tumultuous times is a key indicator of the proven benefits of our solutions to perform in both uncertain economies and high growth environments."

"We believe in Workstream's management team and we were attracted by their unique approach to HCM," said Stewart Flink, Managing Partner, Crestview Capital. "The company's focus on the entire hire-to-retire strategy is what set them apart in a very competitive marketplace. I believe that Crestview can add value post-funding, which is part of our strategic approach to investing. We immediately saw the strong growth potential in the strategic plan of Workstream."

In the transaction, Workstream sold to Crestview Capital Fund LP , an aggregate of $1,400,000 principal amount of the Company's 8% Senior Subordinated Convertible Notes (the "Notes"), and warrants to purchase 280,000 shares of the Company's common stock at an exercise price of $3.70 per share, subject to adjustment upon the occurrence of certain events. This round of financing follows the recent announcement of an initial investment of $1.5 million led by Sands Brothers Venture Capital III, LLC.

The Notes will be convertible into a class of preferred shares known as Class A Preferred Shares, which have yet to be authorized. If the Class A Preferred Shares are not authorized by July 31, 2002, the Notes may be converted into shares of the Company's common stock at the option of the holder. The authorization of the proposed Class A Preferred Shares will be submitted to the shareholders of the Company for approval at the next shareholders' meeting. The conversion price of the Notes into Class A Preferred Shares is $100 per share, subject to adjustment upon the occurrence of certain events. The Class A Preferred Shares, if approved by the shareholders of the Company and when issued, would be convertible into a number of shares of the Company's common stock determined by dividing $100 by a conversion price of $3.00 per share, subject to adjustment upon the occurrence of certain events.


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About Workstream Inc.

Workstream Inc. (NASDAQ: WSTM) is a leading provider of Web-enabled tools and professional services for Human Capital Management (HCM). Offering a diversified suite of high-tech and high-touch services to address the full lifecycle of the employer/employee relationship, Workstream ensures more effective management of corporate assets via automation and outsourcing. Workstream's HCM technology backbone enables companies to streamline the management of enterprise human capital processes including recruitment, assessment, integration, deployment and outplacement. Workstream offers a full-range of HCM products and services through its 21 offices and over 220 dedicated human resource professionals across North America. The company's expertise has motivated many blue-chip organizations such as Eli Lilly, Nike, Samsung, KPMG and Sony Music to select Workstream.

For more information visit http:www.workstreaminc.com or call toll free 1-866-470-WORK.

About Crestview Capital Funds:

Crestview Capital Funds, located in Northbrook, Illinois, invests exclusively in private placements of small cap public companies, with a focus on medical and technology. There are five general partners in Chicago, and twelve advisory board members located both in the U.S. and abroad. The partners and advisors have varying backgrounds in technology, medical/biotechnology, accounting, manufacturing, turnarounds, and mergers and acquisitions. Crestview has three funds, two domestic and one offshore, and averages twelve to fifteen investments per year.

For more information, please call (847)559-0060.


This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the verity of sources of competition we face; experiencing client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.


For More Information

Media Contacts:

Phil Nourie
Nourie PR
212-988-1106
Email:  phil@nouriepr.com


Investor Relations Contacts:

Tammie Brown
Workstream Inc.
Tel: 613-270-0619 ext. 263
Email: tammie.brown@workstreaminc.com